Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON

January 16, 2014

Linn Energy, LLC

600 Travis Street

Suite 5100

Houston, Texas 77002

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Linn Energy, LLC, a Delaware limited liability company (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of up to an aggregate of 8,800,000 units representing limited liability company interests of the Company (the “Units”), pursuant to the terms of the Linn Energy, LLC Amended and Restated Long-Term Incentive Plan (the “Plan”), certain legal matters in connection with the Units subject to original issuance by the Company are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above and as a basis for the opinions hereinafter expressed, we have examined originals, or copies certified or otherwise identified, of (i) the Registration Statement, (ii) the Company’s Registration Statement on Form 8-A filed with the Commission on January 12, 2006, (iii) the Certificate of Formation of the Company and the Third Amended and Restated Limited Liability Company Agreement of the Company (the “LLC Agreement”), each as amended to date, (iv) the Plan, (v) the Delaware Limited Liability Company Act (the “LLC Act”) and (vi) the corporate records of the Company, including minute books, as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed.

In giving the opinions below, we have assumed, without independent investigation, that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are accurate and complete, all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

In giving the opinions below, we have also assumed that:

(a) the Registration Statement, and any amendments thereto (including post-effective amendments) will have become effective under the Securities Act;

Linn Energy, LLC	January 16, 2014

(b) the Board of Directors of the Company or, to the extent permitted by the Plan and the LLC Agreement, a duly constituted and acting committee thereof will have taken all action required by the LLC Agreement to authorize the issuance of the Units and any other securities issuable on the conversion, exchange, redemption or exercise thereof, and to authorize the terms of the offering and sale of such Units and related matters;

(c) any securities issuable upon conversion, exchange, redemption or exercise of any Units being offered will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption or exercise; and

(d) certificates representing the Units will have been duly executed, countersigned, registered and electronically transmitted by the transfer agent and registrar for the Company, in each case in accordance with the provisions of the LLC Agreement.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Units, when issued and delivered on behalf of the Company against payment therefor, to the extent required under the LLC Agreement and in accordance with the terms of the Plan, will be validly issued in accordance with the LLC Agreement, fully paid and non-assessable.

The foregoing opinion is limited in all respects to the LLC Act, as published in effect on the date hereof, and applicable federal law. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, this firm does not admit that it is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Very truly yours,

/s/ BAKER BOTTS L.L.P.